WORLD FUNDS TRUST 485BPOS

Exhibit 99(j)(7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated February 14, 2024, relating to the financial statements and financial highlights of Vest US Large Cap 10% Buffer Strategies VI Fund (formerly Cboe Vest US Large Cap 10% Buffer Strategies VI Fund) and Vest US Large Cap 20% Buffer Strategies VI Fund (formerly Cboe Vest US Large Cap 20% Buffer Strategies VI Fund), each a series of World Funds Trust, for the year ended December 31, 2023 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Cleveland, Ohio
April 29, 2024